Exhibit 10.28

ARMSTRONG COAL COMPANY

LG&E/KU Contract No. J14004

COAL SUPPLY AGREEMENT

BETWEEN

ARMSTRONG COAL COMPANY

AND

LOUISVILLE GAS & ELECTRIC COMPANY

and

KENTUCKY UTILTIES COMPANY

Effective

January 1, 2013

ARMSTRONG COAL COMPANY

LG&E/KU Contract No. J14004

i

ARMSTRONG COAL COMPANY

LG&E/KU Contract No. J14004

9.4 Withholding	31
9.5 Guaranty	32
Section 10. Force Majeure	32
10.1 General Force Majeure	32
10.2 Environmental Law Force Majeure	36
10.3 Limitation on Environmental Force Majeure	38
Section 11. Notices	38
11.1 Form and Place of Notice	38
11.2 Change of Person or Address	39
11.3 Electronic Data Transmittal	39
Section 12. Indemnity and Insurance	40
12.1 Indemnity	40
12.2 Insurance	41
Section 13. Termination for Default	42
Section 14. Taxes, Duties and Fees	42
Section 15. Documentation and Right of Audit	43
Section 16. Equal Employment Opportunity	43
Section 17. Coal Properties Inspections	44
Section 18. Miscellaneous	44
18.1 Applicable Law	44
18.2 Headings	45
18.3 Waiver	45
18.4 Remedies Cumulative	45
18.5 Severability	45
18.6 Binding Effect	45
18.7 Relationship of the Patties	45
18.8 Joint and Several Liability	46
18.9 Limitation of Remedies	46
18.10 Forward Contract	46
18.11 Counterparts	46
18.12 Assignment	47
18.13 Entire Agreement	47
18.14 Amendments	48
Schedule I Sample Coal Payment Calculations	49
Schedule II Sample Diesel Fuel Price Adjustment Calculation	51
Exhibit I Coal Properties Listing	52
Exhibit II Parental Guaranty	53

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ARMSTRONG COAL COMPANY, INC.

LG&E/KU Contract No. J14004

COAL SUPPLY AGREEMENT

This is a coal supply agreement (the “Agreement”) dated January 1, 2013 between LOUISVILLE GAS AND ELECTRIC COMPANY (“LG&E”) and KENTUCKY UTILITIES COMPANY (“KU”), each a Kentucky corporation, with a common address at 220 West Main Street, Louisville, Kentucky 40202 (LG&E and KU are each individually sometimes herein called a “Buyer” as more particularly described below) and ARMSTRONG COAL COMPANY, INC., a Delaware corporation, with an address at 407 Brown Road, Madisonville, Kentucky 42431 (herein called the “Seller”).

WITNESSETH:

WHEREAS, LG&E and KU are electric utility companies which desire to purchase steam coal; and

WHEREAS, Buyer and Seller desire to enter into a coal supply agreement pursuant to which the Seller will supply coal to Buyer under the terms as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. GENERAL.

(a) The above recitals are true and correct and comprise a part of this Agreement.

(b) The Seller acknowledges that, while there will be no effect on the Base Quantity set forth in Section 3 below, LG&E and KU will allocate the quantity of coal to be purchased

ARMSTRONG COAL COMPANY, INC.

LG&E/KU Contract No. J14004

and received hereunder between themselves and that such allocation may change from time to time, at the sole discretion of LG&E and KU. Therefore, the term “Buyer” as used herein shall mean: (a) with respect to any particular “Shipment” (as such term is defined in §Section 6.2 below) actually received by either LG&E or KU, the party who actually received such shipment; and (b) as may be determined by LG&E and KU, in their sole discretion with respect to any time or circumstance under this Agreement that the party or parties constituting “Buyer” is not determined pursuant to clause (a) immediately above (including, without limitation, matters involving exercise of rights or remedies by Buyer or enforcing obligations, duties and liability against Buyer by Seller not involving Shipments or prior to receipt of Shipments), the party or parties (and in such percentage allocation, if applicable). As provided in §18.8 below, Seller agrees that the liability of each of LG&E and KU shall at all times be several and not joint. Each party shall have the obligations, duties and liability of a Buyer hereunder only to the extent (and in the percentage, if applicable) that each such party is determined to be a “Buyer” pursuant to this paragraph. Also LG&E and KU each shall have the rights and remedies of a Buyer hereunder only to the extent (and in the percentage, if applicable) that each of them is determined to be a “Buyer” pursuant to this paragraph. In the event the determination of the “Buyer” pursuant to this paragraph is found contrary to law or unenforceable by any court of law, or cannot be reasonably made with respect to any particular circumstance for any reason, the rights, remedies, obligations, duties and liabilities of Buyer shall be allocated to each of LG&E and KU, severally and not jointly, 50% to each party.

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LG&E/KU Contract No. J14004

(c) Seller will sell and deliver to Buyer, and Buyer agrees to purchase and receive from Seiler, steam coal subject to the terms and conditions set forth herein.

(d) Each covenant, representation and warranty given by Seller herein is a material inducement for Buyer to enter into this Agreement.

SECTION 2. TERM. The term of this Agreement shall commence as of the date hereof and shall continue through December 31, 2017, subject to the makeup provisions of §3.2, unless sooner terminated pursuant to any of the terms set forth in this Agreement.

SECTION 3. QUANTITY.

§3.1 Base Quantity. Subject to the terms and conditions set forth in this Agreement, Seller shall sell and deliver, or cause to be delivered and Buyer shall purchase and receive, or cause to be received, the following annual base quantity of coal (“Base Quantity”):

YEAR	BASE QUANTITY (TONS)

2014	800,000

2015	850,000

2016	1,000,000

2017	1,000,000

ARMSTRONG COAL COMPANY, INC.

LG&E/KU Contract No. J14004

The Base Quantity of coal scheduled to be delivered in a given calendar year as set forth in the table above (as such quantity may be adjusted as provided in this Agreement) shall be delivered during that calendar year.

§3.2 Make-Up Tons. Notwithstanding the provisions of §3.1 above, if Seller or Buyer fails to supply to or to take delivery of (as applicable) the entire Base Quantity scheduled for a particular year for any reason other than a Force Majeure Event (as provided in Section 10 hereof), then the non-defaulting party, may, at its sole option and without any obligation to do so, elect to make up such undelivered or unreceived quantities (“Make-Up Tons”) by having the defaulting party deliver or take delivery of the Make-Up Tons during the calendar year immediately following the calendar year in which such Make-Up Tons should have been delivered (the “Make-Up Year”). If necessary, the term of this Agreement will be automatically extended to include the Make-Up Year. Prior to making such election, the non-defaulting party may request from the defaulting party adequate assurances, satisfactory to non-defaulting party, that the defaulting party is capable of delivering or receiving, and will deliver or receive (i) the Base Quantity established for the Make-Up Year by this Agreement and (ii) the Make-Up Tons during the Make-Up Year.

In the event the non-defaulting party makes the election to deliver or receive Make-Up Tons, as applicable, the defaulting party shall deliver or receive both the Base Quantity, and the Make-Up Tons during the Make-Up Year pursuant to a new, mutually-agreed delivery schedule incorporating the delivery of the additional Make-Up Tons. In such event, for accounting and payment purposes, the first tons delivered in the Make-Up Year shall be considered to be the Make-Up Tons, and deliveries of Make-Up Tons will not be considered a part of the Base Quantity established for the Make-Up Year.

ARMSTRONG COAL COMPANY, INC.

LG&E/KU Contract No. J14004

If the defaulting party’s failure to deliver or receive all of the Base Quantity during a particular year constitutes a breach of or other violation under this Agreement, the existence of this §3.2 shall not act as a waiver by the non-defaulting party of such breach or violation, nor shall it act as a limitation on the non-defaulting party’s remedies. However, if the non-defaulting party elects to deliver or receive the Make-Up Tons as provided in this §3.2, then such election and the receipt or delivery of the Make-Up Tons in the Make-Up Year shall be the non- defaulting party’s sole and exclusive remedy. Nothing in this §3.2 shall limit the remedies of the non-defaulting party for any failure of the defaulting party to perform with regard to the delivery or receipt of Make-Up Tons.

§3.3 Delivery Schedule. Shipments are to be made on a ratable basis as adjusted during the year to reflect Buyer’s outages, Seller’s annual miner’s vacation, and minor delays in transportation. The parties will cooperate in the development of any adjustments to the delivery schedule. Initial shipments shall begin on or about January 1, 2014. Time is of the essence with respect to the Seller’s deliveries once a schedule is established.

SECTION 4. SOURCE.

§4.1 Source. The coal sold hereunder, including coal purchased by Seller from third parties, shall be supplied from Seller’s mines as listed in Exhibit I attached hereto (each individually a “Coal Property”, and collectively the “Coal Properties”) except to the extent

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LG&E/KU Contract No. J14004

Seller provides substitute coal in accordance with the terms of this Agreement. Seller represents that it has title to or legal control over the Coal Properties and the coal located on the Coal Properties. Seller also represents and warrants that the coal, when delivered to Buyer will be free and clear of all liens and encumbrances created by or arising through Seller and that Buyer will have good and marketable title to the delivered coal.

§4.2 Assurance of Capacity, Operation and Reserves. Subject to the provisions of this Agreement, Seller represents and warrants that the Coal Properties contain coal of such quality and in such quantities as will be sufficient to satisfy all the requirements of this Agreement. Seller agrees and warrants that it will have at the Coal Properties adequate machinery, equipment and other facilities to produce, prepare and deliver coal in the quantities and of the quality required by this Agreement. Seller further agrees to operate and maintain such machinery, equipment and facilities in accordance with good mining practices so as to efficiently and economically produce, prepare and deliver such coal. Seller agrees that Buyer is not providing any capital for the purchase of such machinery, equipment and/or facilities and that Seller shall operate and maintain same at its sole expense. Seller has or timely will obtain, and will maintain, all required permits and licenses for the production and delivery of the coal as required by this Agreement. Seller recognizes that the process of obtaining permits may be subject to delays and regulatory uncertainties. Seller agrees and covenants to plan its permit acquisitions so as to use its best efforts to prevent any interruption in its planned operations. Seller represents and warrants that it has the right and authority to, and does hereby, dedicate to this Agreement sufficient reserves of coal meeting the quality specifications hereof and lying on or in the Coal Properties to fulfill the Seller’s obligations hereunder.

ARMSTRONG COAL COMPANY, INC.

LG&E/KU Contract No. J14004

§4.3 Non-Diversion of Coal. Seller agrees and warrants that it will not, without Buyer’s express prior written consent, use or sell coal from the Coal Properties so as reduce the economically recoverable balance of coal in the Coal Properties to an amount less than that required to be supplied to Buyer hereunder.

§4.4 Seller’s Preparation of Mining Plan. Seller shall prepare or have prepared a complete mining plan for the Coal Properties with adequate supporting data to demonstrate Seller’s capability to have coal produced from the Coal Properties which meets the quantity and quality specifications of this Agreement. Seller shall, upon Buyer’s request, provide information to Buyer regarding such mining plan which shall contain maps and a narrative describing areas and seams of coal to be mined and shall include (but not be limited to) the following information: (i) reserves from which the coal will be produced during the term hereof and the mining sequence, by year (or such other time intervals as mutually agreed) during the term of this Agreement, (ii) methods of mining such coal; (iii) methods of transporting and of washing the coal to insure compliance with the quantity and quality requirements of this Agreement including a description and flow sheet of the preparation plant; (iv) quality data plotted on the maps depicting data points and isolines by ash, sulfur, and Btu; (v) quality control plans including sampling and analysis procedures to insure individual shipments meet quality specifications; and (vi) Seller’s aggregate commitments to others to sell coal from the Coal Properties during the term of this Agreement. Such complete mining plan shall be delivered to Buyer on or before January 1, 2014.

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LG&E/KU Contract No. J14004

Buyer’s receipt of the mining plan or other information or data furnished by Seller (the “Mining Information”) shall not in any manner relieve Seller of any of Seller’s obligations or responsibilities under this Agreement; nor shall Buyer’s review of the Mining Information be construed as constituting an approval of Seller’s proposed mining plan for any purposes. Review by Buyer of Mining Information is for Buyer’s purposes only and is to allow Buyer to evaluate Seller’s capability to supply coal as required by this Agreement. To the extent it can legally do so, Buyer shall maintain as confidential all Mining Information disclosed by Seller and shall not disclose or use such Mining Information for any purposes other than to evaluate Seller’s performance and compliance with the provisions of this Agreement.

Upon request, Buyer shall have the right to request a mining plan update (“Update”) showing progress to date, Seller’s conformity to original mining plan, then-known changes in reserve data, and planned changes in mining progression, plans or procedures.

§4.5 Substitute Coal. In the event that Seller is unable to produce or obtain coal from the Coal Properties in the quantities and of the quality required by this Agreement, and such inability is not caused by a Force Majeure Event as defined in Section 10, then Buyer will have the option of requiring that Seller supply substitute coal from other facilities and mines under its control or the control of its affiliates in accordance with all the terms and conditions of this Agreement including without limitation the price provisions of Section 8, the quality specifications of §6.1, and the provisions of Section 5 concerning reimbursement to Buyer for increased transportation costs. Seller’s delivery of coal not produced from the Coal Properties without having received the express written consent of Buyer shall constitute a material breach of this Agreement.

ARMSTRONG COAL COMPANY, INC.

LG&E/KU Contract No. J14004

§4.6 Authority. Seller shall each have sole and exclusive authority to direct and control its respective activities and operations, and those of any subcontractors, undertaken in the performance of Seller’s obligations under this Agreement. Seller shall each exercise full and complete control over its respective work force and labor relations policies. Buyer shall have no authority or control over either Seller’s operations or work force.

SECTION 5. DELIVERY.

§5.1 Barge Delivery Point. The coal shall be delivered to Buyer F.O.B. barge at the Armstrong dock at Mile Point 76.6 on the Green River (the “Barge Delivery Point”). Provided, however, if the Buyer or Buyer’s barging contractor (“Contractor) is not permitted or able to take possession and control of the barge at such dock (for example, if the dock is part of a closed harbor), then the coal is not considered delivered hereunder unless and until Buyer or Contractor actually takes possession and control of such barge. In such case, the point where Buyer or Contractor actually takes possession and control of the barge shall be considered the Barge Delivery Point hereunder. Seller may deliver the coal at a mutually-agreeable location different from the Barge Delivery Point. In such a case, however, Seller, upon submittal by Buyer of appropriate documentation acceptable to Seller, whose acceptance shall not be unreasonably withheld, shall reimburse Buyer for any resulting increases in the cost of transporting the coal to the destination designated by Buyer. Any resulting savings in such transportation costs shall be retained by Buyer.

ARMSTRONG COAL COMPANY, INC.

LG&E/KU Contract No. J14004

§5.2 Barge Title and Risk of Loss. Title to and risk of loss of coal sold will pass to Buyer, and the coal will be considered to be delivered, when barges containing the coal are disengaged by Contractor from the Barge Delivery Point.

§5.3 Barge Cost of Transportation. Seller shall arrange and pay for all costs of: (i) transporting the coal from the Coal Properties or other authorized source mines as provided herein to the Barge Delivery Point, (including without limitation, all truck, rail, barge and transloading costs, and all fleeting, switching, harbor and other port charges) and (ii) loading and trimming the coal into barges to the proper draft and the proper distribution within the barges. Buyer shall arrange and pay for transporting the coal by barge from the Barge Delivery Point to the destination designated by Buyer. For transportation delays which are the fault of Seller with respect to the scheduling, loading and release of barge shipments to Contractor, Seller shall be responsible for the payment of any demurrage or other penalties assessed by Contractor or by Buyer which accrue at the Barge Delivery Point, including the demurrage. Seller shall also be responsible for and promptly pay all penalties for loading less than the specified minimum tonnage per barge, or other penalties assessed for barges not loaded in conformity with applicable requirements.

§5.4 Barge Shipping Logistics. Buyer shall be responsible to deliver barges in as clean and dry condition as practicable, and shall furnish suitable barges in accordance with a delivery schedule provided by Buyer to Seller. Seller shall require of the loading dock operator that: (i)

ARMSTRONG COAL COMPANY, INC.

LG&E/KU Contract No. J14004

the barges and towboats provided by Buyer or Contractor be provided convenient and safe berth, free of wharfage, dockage, fleeting, switching, and other harbor and port charges; (ii) that while the barges are in the care and custody of the loading dock, all U.S. Coast Guard regulations and other applicable laws, ordinances, rulings, and regulations shall be complied with, including adequate mooring and display of warning lights; (iii) that any water in the cargo boxes of the barges be pumped out by the loading dock operator prior to loading; (iv) the loading operations be performed in a workmanlike manner and in accordance with the reasonable loading requirements of Buyer and Contractor; and (v) that the loading dock operator carry (a) Worker’s Compensation and Employer’s Liability (including U.S. Longshore and harbor workers’ coverage) with statutory limits and (b) Landing Owners/Stevedores/Wharfinger’s Liability insurance with basic coverage of not less than $300,000.00 and total of basic coverage and excess liability coverage of not less than $1,000,000.00 per occurance, and upon request from Buyer, provide evidence thereof to Buyer in the form of a certificate of insurance from the insurance carrier or an acceptable certificate of self-insurance. Notwithstanding the above, Seller shall provide thirty (30) days advance notification to Buyer in the event of a termination or reduction in coverage under the insurance.

§5.5 Rail Delivery Point. For rail deliveries of coal, Seller shall deliver the coal to Buyer F.O.B. railcar at the Midway Mine rail loading facility (the “Rail Delivery Point”) near McHenry, Kentucky on the Paducah and Louisville Railway (the “Rail Transportation Contractor”). Seller may deliver the coal at a mutually-agreeable location different from the Rail

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LG&E/KU Contract No. J14004

Delivery Point. In such case, however, Seller, upon submission by Buyer of appropriate documentation acceptable to Seller, whose acceptance shall not be unreasonably withheld, shall reimburse Buyer for any resulting increases in the cost of transporting the coal to the destination designated by Buyer. Any resulting savings in such transportation costs shall be retained by Buyer. Seller shall carry Railroad Liability coverage equal to or greater than the Commercial General Liability coverage amount stated in Section 12.

§5.6 Rail Title and Risk of Loss. Title to and risk of loss of the coal will pass to Buyer, and the coal will be considered to be delivered, when the railcars are loaded with coal at the Rail Delivery Point, except if the cause of loss is due to negligence or willful misconduct of Seller as property owner.

§5.7 Rail Transportation Costs and Logistics. Buyer or its Rail Transportation Contractor shall furnish suitable railcars in accordance with a delivery schedule provided by Buyer to Seller. Seller shall be responsible for and pay the costs associated with any damages suffered by railcars owned or leased by Buyer or railcars owned or leased by the Rail Transportation Contractor, while such railcars are at the Rail Delivery Point or are in Seller’s control or custody, except where such damages are caused by the negligence or willful misconduct of Buyer or its Rail Transportation Contractor. Seller shall comply with the applicable provisions of Buyer’s Rail Transportation Contractor’s tariff.

§5.8 Rail Freeze Conditioning. At Buyer’s request, Seller shall treat (or have treated) any shipment of coal hereunder with a freeze conditioning agent approved by Buyer in order to maintain coal handling characteristics during shipment. If requested by Buyer, Seller shall also

ARMSTRONG COAL COMPANY, INC.

LG&E/KU Contract No. J14004

treat (or have treated) any railcars specified by Buyer with a side release agent approved by Buyer. The price for each such requested chemical treatment shall be an amount equal to Seller’s cost of materials applied on a per-gallon basis for each application of freeze conditioning agent or side release agent, as the case may be. Seller shall invoice Buyer for all such treatment, and payment for same shall be made in accordance with §9.2 and §9.3 below.

SECTION 6. QUALITY.

§6.1 Specifications. Except to the extent modified pursuant to §3.4 above, the coal delivered hereunder shall conform to the following specifications on an “as received” basis:

Specifications	Guaranteed Monthly Weighted Average (1)	Rejection Limits (per shipment)

BTU/LB.	min. 11,000	< 10,800

LBS/MMBTU:
MOISTURE	max. 12.73	> 13.60
ASH	max. 11.82	> 12.73
SULFUR	max. 3.00	> 3.25

CHLORINE	max. 0.045	> 0.055
FLUORINE	max. 0.009	> 0.014
NITROGEN	max. 1.23	> 1.32
ARSENIC (parts per million)	max. 15	> 25
ASH/SULFUR RATIO	min. 3.05:1	< 4.06:1
SIZE (3” x 0”):

Top size (inches)*	max. 3 X 0	> 3 X 0
Fines (% by wgt)
Passing 1/4” screen	max. 45%	> 50%

ARMSTRONG COAL COMPANY, INC.

LG&E/KU Contract No. J14004

% BY WEIGHT:
VOLATILE	min. 34.01	< 30.00
FIXED CARBON	min. 43.50	< 40.00
GRINDABILITY (HGI)	min. 54	< 48
BASE ACID RATIO (B/A)	0.63	> 0.70
SLAGGING FACTOR**	max. 2.00	> 2.00
FOULING FACTOR***	max. 0.5	> 0.70

ASH FUSION TEMPERATURE (°F) (ASTM D1857)

REDUCING ATMOSPHERE

Initial Deformation	min. 2070	min. 1900
Softening (H=W)	min. 2140	min. 1975
Softening (H=1/2W)	min. 2180	min. 2000
Fluid	min. 2400	min. 2100

OXIDIZING ATMOSPHERE

Initial Deformation	min. 2540	min. 2200
Softening (H=W)	min. 2550	min. 2280
Softening (H=1/2W)	min. 2570	min. 2300
Fluid	min. 2620	min. 2375

(1)	An actual Monthly Weighted Average will be calculated as applicable for each specification for coal delivered to Buyer hereunder during a calendar month.
*	All the coal will be of such size that it will pass through a screen having circular perforations three (3) inches in diameter, but shall not contain more than forty-five per cent (45%) by weight of coal that will pass through a screen having circular perforations one-quarter (1/4) of an inch in diameter.
**	Slagging Factor (Rs) = (B/A) x (Percent Sulfur by WeightDry)
***	Fouling Factor (Rf) = (B/A) x (Percent Na20 by WeightDry)

The Base Acid Ratio (B/A) is herein defined as:

BASE ACID RATIO (B/A) =            (Fe203 + Ca0 + Mg0 + Na20 + K20)

(Si02 + A1203 + T102)

Note: As used herein	>	means greater than:

	<	means less than.

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LG&E/KU Contract No. J14004

Each Shipment shall have coal of substantially the same quality throughout.

§6.2 Definition of “Shipment”. As used herein, a “Shipment” shall mean one (1) barge load, one (1) unit trainload, or one (1) day’s truck deliveries.

§6.3 Rejection.

Buyer has the right, but not the obligation, to reject any Shipment which is subject to rejection based on any or all of the Rejection Limits set forth in §6.1 or which contains extraneous materials (“Non-Conforming Coal”). Buyer must reject Non-Conforming Coal within seventy-two (72) hours of Buyer’s receipt of the coal analysis provided for in §7.2, or the right to reject such Non-Conforming Coal is waived. If the Buyer rejects such Non-Conforming Coal, title to and risk of loss of the Non-Conforming Coal shall be considered to have never passed to Buyer (“Rejected Coal”), and Buyer shall return the coal to Seller, or at Seller’s request, the Buyer shall allow Seller to receive the Non-Conforming Coal or divert such coal to Seller’s designee, all at Seller’s sole cost and risk.

Within five (5) business days from notice of rejection, Seller shall replace the Rejected Coal with coal from the Coal Properties that is of a quality not subject to any of the Rejection Limits set forth in §6.1 (“Replacement Coal”). If Seller fails to replace the Rejected Coal within the five (5) business day period, or if the Replacement Coal is rightfully rejected, Buyer may purchase coal from another source in order to replace the Rejected Coal (“Cover Coal”). In such

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LG&E/KU Contract No. J14004

a case, Seller, upon submission by Buyer of appropriate documentation acceptable to Seller, whose acceptance shall not be unreasonably withheld, shall reimburse Buyer for (i) any amount by which the actual price plus transportation costs to Buyer of Cover Coal exceeds the price Buyer would have paid for such coal under this Agreement plus the transportation costs to Buyer from the Delivery Point; and (ii) any and all transportation, storage, handling, or other expenses that have been incurred by Buyer in connection with Rejected Coal. Rejected Coal tonnages shall not be included in the calculation of the actual Monthly Weighted Average quality of the coal delivered during the Delivery Month (as defined in Section 8.2 below) or any quality price adjustments for the Delivery Month. Tonnages of Rejected Coal shall not be included in the total of tons delivered under this Agreement. Tonnages of Replacement Coal and/or Cover Coal shall be included in the total of tons delivered under this Agreement and in the calculation of the actual Monthly Weighted Average and any quality price adjustments for the Delivery Month.

If Buyer fails to reject a Non-Conforming Coal which it had the right to reject, then such Non-Conforming Coal shall be deemed accepted by Buyer, and its quality characteristics shall be included in any quality calculations for the Delivery Month. However, Buyer shall have the option, in its sole discretion, to exclude accepted Non-Conforming Coal from the total annual tonnage of coal that Seller is obligated to sell to Buyer under this Agreement. Accepted Non- Conforming Coal shall nevertheless be considered “rejectable” for purposes of §6.4. For Shipments containing extraneous materials, which include, but are not limited to, slate, rock, wood, corn husks, mining materials, metal, steel, etc., the estimated weight of such materials shall be deducted from the weight of the applicable Shipment.

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LG&E/KU Contract No. J14004

§6.4 Suspension and Termination.

If (a) the coal sold hereunder during a month fails to meet one (1) or more of the Guaranteed Monthly Weighted Average specifications set forth in §6.1 for any two (2) Delivery Months in a six (6) month period, or (b) five (5) barge Shipments in a thirty (30) day period are rejectable by Buyer, or (c) Buyer receives at its generating station(s) two (2) rail Shipments which are rejectable in any thirty (30) day period, then Buyer may upon notice (which need not comply with Section 11) confirmed in writing and sent in accordance with Section 11, suspend future Shipments of coal hereunder, except for coal already loaded into barges and/or railcars at the time notice is given. Seller shall, within ten (10) days of such notice, provide Buyer with reasonable assurances that future Shipments of coal will meet or be of a quality superior to the Guaranteed Monthly Weighted Average specifications set forth in §6.1 and will be of a quality superior to the rejection limits set forth in §6.1.

If Seller fails to provide such assurances within said ten (10) day period, Buyer may terminate this Agreement by giving written notice of such termination at the end of the ten (10) day period. If Seller provides such assurances to Buyer’s reasonable satisfaction, shipments hereunder shall resume, and any tonnage deficiencies resulting from suspension may be made up at Buyer’s sole option. Buyer shall not unreasonably withhold its acceptance of Seller’s assurances, or delay the resumption of shipments.

If after deliveries resume, Seller’s deliveries fail to meet any of the Guaranteed Monthly Weighted Average specifications for any one (1) Delivery Month within the next six (6) months or if three (3) barge shipments or one (1) rail shipment are rejectable within any one (1) Delivery

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LG&E/KU Contract No. J14004

Month during such six (6) month period, then Buyer may terminate this Agreement and exercise all its other rights and remedies available to it under applicable law and in equity for Seller’s breach.

If Buyer refrains from terminating this Agreement as a result of one or more Non- Conforming Shipments of coal as provided herein, Buyer shall not be deemed to have waived its right to terminate this Agreement for any future breach of the Agreement.

SECTION 7. WEIGHTS, SAMPLING AND ANALYSIS.

§7.1 Weights. Except as otherwise provided herein or if the parties agree otherwise, the weight of each coal Shipment delivered hereunder shall be determined for payment purposes (the “Payment Weight”) by Buyer on the basis of certified scale weights at the generating station.

If Buyer’s belt scale is inoperable or if Buyer fails to obtain a sample of the coal for qualitative analysis upon unloading, the Seller’s loading weight shall be used for the relevant Shipment and the Seller’s analysis shall be the analysis used in determining the payment for the relevant Shipment (the “Payment Analysis”). Seller will be notified as soon as possible whenever the Buyer’s belt scale or sampling equipment is out of operation. Seller will transmit its loading weights and qualitative analysis for the relevant Shipment to Buyer as soon as possible.

For all coal delivered and unloaded at Buyer’s Trimble County Generating Station, the unloaded weight for each Shipment, shall be determined using a barge lot weighing method. If more than one (1) of Seller’s barges are unloaded sequentially, an actual unloaded weight shall

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be recorded, on the basis of Buyer’s scale weights for the total of all Seller’s barges unloaded in this sequence. The assigned unloaded weight for each such Shipment shall be proportioned based upon Seller’s load weight for each barge and the total weight for all Seller’s barges unloaded in that sequence.

Scales (whether Buyer’s or Seller’s) shall be operated in accordance with NIST Handbook 44. Such scales shall be duly reviewed by an appropriate testing agency and maintained in an accurate condition and certified (i.e. material tested) at least annually in accordance with NIST Handbook 44 with a third party oversight. Seller shall have the right, at Seller’s expense and upon reasonable notice, to have the Buyer’s scales checked for accuracy at any reasonable time or frequency.

If the Buyer’s scales are found to be over or under the tolerance range allowable for the scale based on industry-accepted standards, then the Buyer shall recalculate the payments for coal weighed on those scales for the period of inaccuracy (not to exceed 30 days) based on the weights for such coal provided by Seller. Buyer or the Seller, as applicable, shall pay to the other such amounts owed as a result of the recalculation, and Buyer shall reimburse Seller for the expenses incurred in checking the accuracy of said scales.

If the Seller’s scales are used for payment purposes and are found to be over or under the tolerance range allowable for the scale based on industry-accepted standards (the “Tolerance”), then Buyer shall recalculate the payments for coal weighed on those scales for the period of inaccuracy (not to exceed 30 days) based on the percentage of variance identified for the scales from the Tolerance, plus the amount of the Tolerance. Buyer or Seller, as applicable, shall pay to the other such amounts owed as a result of the recalculation, and Seller shall reimburse Buyer for the expenses incurred in checking the accuracy of said scales.

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LG&E/KU Contract No. J14004

§7.2 Sampling and Analysis. The sampling and analysis of the coal delivered hereunder shall be performed by Buyer upon delivery of the coal to Buyer’s facility, and the results thereof shall be accepted and used as defining the quality and characteristics of the coal delivered under this Agreement and as the Payment Analysis. All analyses shall be made in Buyer’s laboratory at Buyer’s expense in accordance with ASTM standards where applicable, or industry-accepted standards in other cases. Samples for analyses shall be taken in accordance with ASTM standards or other methods mutually acceptable to both parties. Seller shall transmit its “as loaded” quality analysis to Buyer as soon as possible. Seller’s “as-loaded” quality shall be the Payment Analysis only when Buyer’s sampler and/or scales are inoperable, or if Buyer fails to obtain a sample upon unloading.

Seller represents that it is familiar with Buyer’s sampling and analysis practices, and that it finds them to be acceptable. Buyer shall notify Seller in writing of any significant changes in Buyer’s sampling and analysis practices. Any such changes in Buyer’s sampling and analysis practices shall, except for ASTM or industry-accepted changes in practices, provide for no less accuracy than the sampling and analysis practices existing at the time of the execution of this Agreement, unless the Parties otherwise mutually agree.

Each sample taken by Buyer shall be divided into four (4) parts and put into airtight containers, properly labeled and sealed. One (1) part shall be used for analysis by Buyer. One (1) part shall be used by Buyer as a check sample, if Buyer in its sole judgment determines it is

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necessary. One (1) part shall be retained by Buyer until thirty (30) days after the sample is taken (“Disposal Date”), and shall be delivered to Seller for analysis if Seller so requests before the Disposal Date. One (1) part (the “Referee Sample”) shall be retained by Buyer until the Disposal Date. Seller shall be given copies of all analyses made by Buyer by the fifth (5th) business day of the month following the month of unloading. In addition, Buyer shall send Seller weekly analyses of coal unloaded at Buyer’s facilities.

Seller, on reasonable notice to Buyer, shall have the right to have a representative present to observe the sampling and analyses performed by Buyer, Unless Seller requests an analysis of the Referee Sample before the Disposal Date, Buyer’s analysis shall be used to determine the quality of the coal delivered hereunder and shall be the Payment Analysis. The Monthly Weighted Averages of specifications referenced in §6.1 shall be based on the individual Shipment analyses.

If any dispute arises with regard to the analysis of any sample before the Disposal Date for such sample, the Referee Sample retained by Buyer shall be submitted for analysis to an independent commercial testing laboratory (“Independent Lab”) mutually chosen by Buyer and Seller.

For each coal quality specification in question, if the analysis of the Independent Lab differs by more than the applicable ASTM reproducibility standards, the Independent Lab results will govern, and the prior analysis shall be disregarded. All testing of the Referee Sample by the Independent Lab shall be at requestor’s expense unless the Independent Lab results differ from the original Payment Analysis for any specification by more than the applicable ASTM reproducibility standards as to that specification. In such case, the cost of the analysis made by the Independent Lab shall be borne by the party who provided the original Payment Analysis.

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LG&E/KU Contract No. J14004

SECTION 8. PRICE.

§8.1 Base Price.

(a) Annual Base Price. The annual base price of the coal to be sold hereunder will be firm and will be determined by the year in which the coal is delivered (or scheduled to be delivered) as defined in Section 5 in accordance with the following schedule:

YEAR	BASE PRICE ($ PER TON)
	FOB Barge	FOB Railcar

2014	$44.25	$43.25

2015	$45.90	$44.90

2016	$47.75	$46.75

2017	$48.90	$47.90

The Annual Base Price, as modified by any base price adjustment provided for in this §8.1, if any, is hereinafter referred to as the “Base Price”.

(b) Make-up Tons Pricing. Notwithstanding the foregoing, the Base Price for any Make- Up Tons (as such term is defined in §3.2 hereof) shall be based on the Base Price for the calendar year in which such Make-Up Tons should have been delivered and not the Base Price in the Make-Up Year (as such term is defined in §3.2 hereof).

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(c) Base Price Adjustments. The Annual Base Price established above may be adjusted as follows:

(i) Diesel Fuel Adjustment. In addition to any other adjustments provided herein, the Base Price shall also be adjusted for changes in the price of Diesel Fuel, such adjustment to be effective on the Adjustment Date (as such term is hereinafter defined). The first Diesel Fuel Price Adjustment calculation shall be applied towards shipments unloaded beginning January 1, 2014.

The Diesel Fuel adjustment contemplated herein shall be determined as follows: (1) Subtract $11.00 (herein called the “Diesel Fuel Component”) from the Price per Ton (the resulting difference is hereinafter called the “Mine Price per Ton”); (2) Multiply the Diesel Fuel Component by the Adjustment Factor (as hereinafter defined; the resulting product is hereinafter called the “Adjusted Diesel Fuel Component”); (3) Add the Adjusted Diesel Fuel Component and the Mine Price per Ton (herein called the “Adjusted Base FOB Price Per Ton”).

For purposes of this Section 8.1(b)(i), the following terms shall have the meanings set forth below:

“PPI” shall mean the published PPI-Commodities #2 Diesel Fuel Index #WPU057303 found in the Producer Price Indexes, published monthly by the U.S. Department of Labor, Bureau of Labor Statistics.

“Adjustment Factor” shall mean a fraction, the denominator of which shall be 305.4 (the average base index PPI for June, July, and August 2012) and the numerator of which shall be the average PPI of the last three months published during a Calculation Period prior to an Adjustment Date.

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“Adjustment Date” shall mean the first day following a Calculation Period for which an adjustment to the Base Price for changes in the price of Diesel Fuel is contemplated hereunder, namely, January 1, April 1, July 1 or October 1, as the case may be, for each calendar year for which this Section 8.1(b)(i) applies.

“Calculation Period” shall mean (i) for a January 1 Adjustment Date, the three (3) months of September, October, and November of the preceding calendar year; (ii) for an April 1 Adjustment Date, the three (3) months of December of the preceding calendar year, and January and February; (iii) for a July 1 Adjustment Date, the three (3) months of March, April, and May; and (iv) for an October 1 Adjustment Date, the three (3) months of June, July, and August.

An example of the Diesel Fuel Adjustment is included as Schedule II.

§8.2 Quality Price Adjustments. The price paid by the Seller for the coal delivered hereunder will be adjusted based on the quality of the coal as follows:

(a) BTU True Up. The Base Price for coal delivered hereunder in any particular calendar month (a “Delivery Month”) is based on the assumption that the actual “as received” Monthly Weighted Average BTU/LB (the “BTU AMWA”) for coal delivered to Buyer during a Delivery Month is equal to the minimum Guaranteed Monthly Weighted Average BTU/LB set forth in §6.1 (the “BTU GMWA”). If the BTU AMWA varies from the BTU GMWA for any Delivery Month, then the price applicable to such delivered coal will be adjusted to account for such variation in BTU’s. The BTU adjustment for that Delivery Month will be determined as follows:

(i)	Calculate the per ton BTU adjustment for a Delivery Month using the following formula (where Price per Ton is the applicable Base Price set forth in §8.1 above): ((BTU AMWA – BTU GMWA) ÷ BTU GMWA) X Price per Ton = Per Ton Adjustment

(ii)	Determine the price adjustment for BTU’s for the Delivery Month by multiplying the Per Ton Adjustment (as calculated in (i) above) by the total number of tons of coal actually delivered to and unloaded by Buyer under this Agreement during the Delivery Month.

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Depending on whether the BTU AMWA is greater than or less than the BTU GMWA in a Delivery Month, the Per Ton BTU Adjustment for the Delivery Month can be positive or negative. If the BTU adjustment (as calculated above) for a Delivery Month is positive, then Buyer shall pay the amount of such BTU adjustment to Seller. If the BTU adjustment (as calculated above) for a Delivery Month is negative, then Seller shall pay or credit the amount of such BTU adjustment to Buyer. Buyer shall be responsible for making the BTU adjustment calculations and shall send a written statement to Seller of the amount of the BTU adjustment for each Delivery Month. BTU adjustment payments shall be due when the next payment for coal is due hereunder.

For the avoidance of doubt, the parties agree to the following example. If the AMWA for a Delivery Month equals 11,250 BTU/LB, the GMWA equals 11,000 BTU/LB and the Base

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Price Per Ton is $44.25/ton, then the Per Ton BTU Adjustment would be ((11,250 – 11,000) ÷ 11,000) x $44.25 = $1.0056 per ton. If a total of 10,000 tons were delivered during the Delivery Month, then the BTU adjustment would equal $10,056.00 (10,000 x $1.0056). Since it is positive, this amount would be due and owing to Seller by Buyer with respect to the deliveries for that Delivery Month.

(b) Other Quality Price Reductions. The Base Price is based on Buyer’s receipt of coal of a quality that is consistent with or superior to all of the GMWA specifications as set forth in §6.1. Quality price reductions shall be applied for each specification each Delivery Month to account for the Seller’s failure to provide coal of a quality superior to the “Discount Values” set forth below.

DISCOUNT VALUES
$/MMBTU

BTU/LB.	0.2604

$/LB./MMBTU

SULFUR	0.1232
ASH	0.0083
MOISTURE	0.0016

For each specification during each Delivery Month with respect to the quality price discounts listed above, there shall be no discount if the AMWA for a specification meets the applicable Discount Point set forth below for that specification. If the AMWA fails to meet the Discount Point, then the applicable Discount Value shall apply, and the quality price reduction shall be calculated on the basis of the difference between the AMWA and the GMWA for such specification.

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Guaranteed Monthly Weighted Average		Discount Point

BTU	Min. 11,000 BTU/LB	10,900 BTU/LB
ASH	Max. 11.82 LB/MMBTU	12.75 LB/MMBTU
MOISTURE	Max. 12.73 LB/MMBTU	13.10 LB/MMBTU
SULFUR	Max. 3.00 LB/MMBTU	3.10 LB/MMBTU

For example, if the Actual Monthly Weighted Average of sulfur equals 3.14 lb/MMBTU, then the applicable discount would be (3.14 lb. – 3.00 lb.) X .1232/lb/MMBTU = $0.017248/MMBTU.

§8.3 Payment Calculation. Schedule 1 attached hereto shows the methodology for calculating the coal payment, the BTU adjustment and quality price reductions for the Delivery Month. If there are any such price adjustments, Buyer shall apply a credit for such adjustments to amounts owed Seller for the month the coal was unloaded.

§8.4 Price Adjustments for Changes in Governmental Impositions. The above Base Price shall be subject to adjustment pursuant to this section only in the event that the requesting party can clearly demonstrate that: (a) new Federal or state statutes, regulations or other governmental impositions affecting the coal mining industry either on a regional, state, or national basis and the coal to be supplied hereunder or the production thereof, including but not limited to tax increases or decreases (other than taxes measured by income) occur after September 1, 2012; or (b) amendments, modifications or changes to the text, interpretation, application or enforcement (excluding changes in frequency, rigor or thoroughness of enforcement) of any existing applicable Federal or state statutes, regulations, or other governmental impositions occur

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after September 1, 2012 (all collectively a “Requirement”) which causes Seller’s direct cost of providing coal to Buyer under this Agreement to increase or decrease (generally an “Imposition”). In the event a party desires to obtain a price adjustment based on an Imposition, the affected party shall notify the other party in writing of the Requirement or potential Requirement within fifteen (15) days of the time such party becomes aware of such Requirement and the resulting Imposition, setting forth the Requirement, specific legal basis for the Imposition, the anticipated or actual financial impact of the Imposition and the anticipated or actual effective date. Either Buyer or Seller may request a Base Price adjustment, which shall be comprised of no more than the actual costs directly associated with the effect of such change on the cost of producing the coal to be supplied hereunder. Additionally, an Imposition adjustment shall only be made hereunder if the price adjustment is allocated evenly to all coal produced by Seller, including all coal that is produced from the Coal Properties, so that Buyer is allocated only its proportionate share of such Imposition, and the Base Price shall likewise be decreased for any savings resulting from any Requirement or Imposition. There shall be no change to the Base Price based on reductions or loss of production or production capacity as a result of an Imposition.

By way of example, and not of limitation, an Imposition that requires the purchase of special or additional equipment shall be prorated over the number of years of useful life of the equipment and over the total tons in any year during the useful life of the equipment. In such a case, the change in the Base Price would not exceed the per-ton prorated cost of the equipment.

After Seller has determined the actual, direct cost impact of any Imposition, which may be after the conclusion of the applicable calendar year, Seller shall notify Buyer in writing of the

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amount and effective date of any claimed adjustment to the Base Price as a result of one or more Impositions and shall furnish Buyer with the specific legal basis for the Imposition, and accurate and detailed computations and data reasonably necessary to substantiate the claimed adjustment. Buyer shall have the right to inspect only those books and records of Seller relevant to the claimed adjustment upon reasonable notice to Seller. Buyer shall notify Seller of any disagreement Buyer has with the claimed adjustment within a reasonable time after receipt of such notice and computations, taking into account any audits or requests for additional information by Buyer. It is Seller’s obligation to ensure that Imposition decreases are given to Buyer.

If the amount of the actual or anticipated Impositions exceeds one dollar ($1.00) per ton on a cumulative basis for any particular calendar year, Buyer may terminate this Agreement upon not less than thirty (30) days written notice to Seller. Alternatively, Seller may elect, by forwarding written notice to Buyer within ten (10) days after receiving Buyer’s notice of termination, to limit the cumulative amount of Impositions for any year to a maximum of one dollar ($1.00) per ton. In the event Seller makes such election, the increase shall be so limited, and the remainder of this Agreement shall continue in full force and effect.

SECTION 9. INVOICES, BILLING AND PAYMENT.

§9.1 Invoicing Address. Invoices will be sent electronically to Buyer at the following address: fuels.accounting@lge-ku.com

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§9.2 Invoice Procedures for Coal Shipments. By the fifth (5th) working day of the month following the Delivery Month (the “Payment Month”), the Buyer will provide Seller with a price calculation for all coal unloaded during the Delivery Month based on the applicable Base Price, and taking into account all quality price adjustments provided for in Section 8 (the “Buyer’s Statement”). By the tenth (10th) day of the Payment Month the Seller will provide Buyer with its invoice for all coal unloaded during the Delivery Month taking into account all quality price adjustments (the “Monthly Invoice”).

§9.3 Payment Procedures for Coal Shipments. For all coal unloaded at Buyer’s generating station(s) between the first (1st) and fifteenth (15th) days of any Delivery Month, Buyer shall make a “Preliminary Payment” of one-hundred percent (100%) of the Base Price for such coal (based on the assumption that the coal will meet all GMWA parameters) by the twenty- fifth (25th) day of such Delivery Month. All Preliminary Payments shall be calculated based solely on the then-current Base Price on a dollar-per-ton basis. By the fifteenth (15th) day of the Payment Month, Buyer will pay for all coal unloaded at the Buyer’s generating station(s) between the sixteenth (16th) and the last day of any Delivery Month plus any quality adjustments for the Delivery Month as provided in §8.2 above.

For example, Buyer will make a Preliminary Payment by August 25 for coal unloaded between August 1 through August 15. On or before the fifth (5th) working day of September, Buyer will provide Seller with the Buyer’s Statement. On or before the tenth (10th) day of September, the Seller shall provide Buyer the Monthly Invoice for all coal unloaded by Buyer in August. The Monthly Invoice for August unloadings, to the extent it is verified by Buyer, will

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be paid by the fifteenth (15th) day of September. In every case referenced in this section for payment, if a specific day is not a banking day and regular work day for Buyer, payment shall be made on the next regular work day for Buyer,

The parties acknowledge that Buyer’s performance of its obligations in this Section 9 may be performed by one or more agents, including without limitation LG&E and KU Services Company.

Buyer shall electronically transfer funds to Seller’s Account:

Armstrong Energy, Inc.

Bank: US Bank, N.A.

ABA #152306681361

Account # 081-000-210

§9.4 Withholding. Buyer shall have the right to withhold from payment of any billing or billings: (i) any sums which it is not able in good faith to verify or which it otherwise in good faith disputes, (ii) any damages resulting from any breach of this Agreement by Seller; and (iii) any amounts owed to Buyer from Seller. Buyer shall immediately notify Seller in writing of the basis for the dispute and pay the portion of such statement not in dispute no later than the due date. If any amount withheld under dispute by Buyer is ultimately determined to be due Seller, it shall be paid within (5) business days after such determination.

Payment by Buyer, whether knowing or inadvertent, of any amount in dispute shall not be deemed a waiver of any claims or rights by Buyer with respect to any disputed amounts or payments made.

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§9.5 Guaranty. Seller’s Guarantor, Armstrong Energy, Inc., shall provide a guarantee in form consistent with the attached Exhibit II, prior to the execution of this Agreement.

SECTION 10. FORCE MAJEURE.

§10.1 General Force Majeure. If either party hereto is delayed in or prevented in whole or part, from performing any of its obligations or from utilizing the coal sold under this Agreement as a result of one or more events or occurrences which are both: (a) beyond the reasonable control of the affected party, and (b) not the result of the fault or negligence of the affected party (a “Force Majeure Event”), then the obligations of both parties hereto shall be suspended to the extent made necessary by such Force Majeure Event; provided that the affected party gives written notice to the other party as early as practicable of the existence, nature and probable duration of the Force Majeure Event and makes all commercially reasonable efforts to terminate and/or limit the effect of the Force Majeure Event. As used herein, the term Force Majeure Event shall include but not be limited to acts of God, war, terrorism, riots, civil insurrection, acts of the public enemy, strikes, lockouts, industry-wide labor shortages, labor disputes which cause work stoppages, industry-wide shortages of materials and supplies, adverse geological conditions in coal seams not discernable by prudent engineering, fires, floods or earthquakes, and other similar or dissimilar events or occurrences that otherwise satisfy the definition of a Force Majeure Event herein. The party declaring force majeure shall keep the other party advised as to the continuance of the Force Majeure Event.

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During any period in which Seller’s ability to perform hereunder is affected by a Force Majeure Event, Seller shall not deliver any coal of similar specifications as set forth in §6.1 from each Coal Property to any other buyers other than “Other FM Buyers” (as herein after defined). With respect to any given month and each particular Coal Property, “Other FM Buyers” are other buyers to whom Seller is contractually committed to make deliveries to in that particular month under a contract which (a) includes such Coal Property and (b) has been in place at the onset of the Force Majeure Event (a “Permitted Contract”). Further, if Seller is delivering coal to Other FM Buyers during the period of Force Majeure Event, Seller shall during each month deliver to Buyer under this Agreement at least a pro rata portion of its monthly aggregate production from each Coal Property, in accordance with the below methodology:

Required Monthly Delivery to Buyer	=	mBQ	x STMP
(During Each FM Month for Each Coal Property)		(∑ mOBQ) + mBQ)

Where:

OFMB	=	Other Force Majeure Buyers for such Coal Property
PC	=	Permitted Contracts for such Coal Property
BQ	=	annual Base Quantity (under this Agreement)
mBQ	=	BQ / 12
STMP	=	Seller’s total production of coal meeting similar specifications set forth in §6.1 during such month from such Coal Property
OBQ	=	Annualized contractual base quantities under OFMB’s PC’s at time of FM Event
mOBQ	=	OBQ / 12

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For purposes of this calculation:

In any particular monthly calculation, OBQ (and its sum ∑ OBQ) shall not include (a) any base quantities for OFMB whose PC base quantity delivery months have since expired or (b) any base quantities for OFMB whose PC base quantity delivery months have not yet commenced. Further, for PCs with terms of greater or less than 1 year OBQ shall use an annualized base quantity amount for such PC.

In any particular monthly calculation, STMP shall be the aggregate tons of coal produced by Seller in that month from such Coal Property. The term “production” hereunder shall be defined and calculated consistently with the use of that term in the federal Quarterly Mine Employment and Coal Production Report (MSHA Form 7000-2) as reported to Department of Labor-Mine Safety and Health Administration.

In any particular monthly calculation, Seller shall not be required to deliver to Buyer an amount in excess of the ratable annual Base Quantity hereunder (namely mBQ).

Example: CALCULATION OF MONTHLY TONNAGE ALLOCATION DURING FORCE MAJEURE EVENT.

If during Month 1, Coal Property Source A experiences a Force Majuere event that limits or prevents the production of coal used to supply Contract 1 and 4, then the calculation of the monthly allocation of coal production to Buyer under Contract 1 would be as follows:

Company	Contract #	Coal Properties	BQ	mBQ
LG&E-KU	1	A, B, C, D	400,000	33,333

OFMB	PC		OBQ	m OBQ
x	2	B, C, D	300,000	25,000
y	3	C, D	200,000	16,667
z	4	A	150,000	12,500

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LG&E/KU Contract No. J14004

ALLOCATION OF STMP to CONTRACT # 1

Coal Properties	STMP	Allocation
A	0	0
B	30,000	17,143
C	10,000	4,444
D	15,000	6,667

		28,254

Allocation of STMP not to exceed mBQ or mOBQ

mBQ	x	STMP
(∑ mOBQ) + mBQ)

Allocation of A:
33,333	x	0 =	0
45,833	(Contract 1, 4)

Allocation of B:
33,333	x	30,000 =	17,143
58,333	(Contract 1, 2)

Allocation of C:
33,333	x	10,000 =	4,444
75,000	(Contract 1, 2, 3)

Allocation of D:
33,333	x	15,000 =	6,667
75,000	(Contract 1, 2, 3)

An event which affects the Seller’s ability to produce or obtain coal from a mine other than the Coal Properties will not be considered a Force Majeure Event hereunder. In addition, Seller shall use its commercially-reasonable best efforts (including changes to processing, preparation and blending) to increase its production capacity at similar unaffected properties constituting Coal Properties to supply coal as provided herein during the Force Majeure Event.

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Changes in market conditions, commercial frustration, commercial impracticability or the occurrence of unforeseen events rendering performance of this Agreement uneconomical for either Party shall not constitute a Force Majeure Event. Minor transportation delays which can be resolved by an amendment to the delivery schedule without materially disrupting future shipments will not be considered Force Majeure Events, but shall be resolved by schedule amendments.

Tonnage deficiencies resulting from a Force Majeure Event shall be made up at sole option of the non-affected party and shall be treated as Make-Up Tons pursuant to §3.2 above, and to the extent necessary, the term of this Agreement will automatically be extended for the period necessary for the receipt or delivery of the Make-Up Tons; provided, however, the non- affected party shall be required to provide written notice to the other party of its intent to make up such deliveries within ninety (90) days of the cessation of the Force Majeure Event.

If a Force Majeure Events continues for more than 180 days, the non-affected party shall have the right to terminate this Agreement, in its sole discretion, without further obligation on the part of either party, except for obligations incurred prior to such termination.

§10.2 Environmental Law Force Majeure. In addition to, and not in limitation of, the provisions of §10.1 above, if Buyer concludes that any new environmental law is enacted or new rule, or regulation is promulgated (including without limitation, an amendment to or a new interpretation of an existing law, rule or regulation) after the date of execution of this Agreement

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which becomes effective during the term of this Agreement, which makes it impossible, commercially impracticable or uneconomical for Buyer to utilize this or like kind and quality coal which thereafter would be delivered under this Agreement, Buyer shall so notify Seller. Thereupon, Buyer and Seller shall promptly consider whether corrective actions can be taken in the mining and preparation of the coal at Seller’s mine and/or in the handling and utilization of the coal at Buyer’s generating station. If in Buyer’s sole judgment any such actions will not, without unreasonable expense to Buyer, make it possible, commercially practicable and economical for Buyer to use the coal which would be delivered hereunder without violating any applicable law, regulation, policy or order, Buyer shall have the right, upon the later of sixty (60) days notice to Seller or the effective date of such restriction, to terminate this Agreement without further obligation hereunder on the part of either party except for obligations incurred prior to the time of such termination.

If as a result of the adoption or reinterpretation of laws, regulations, policies or restrictions, or changes in the interpretation or enforcement thereof, Seller decides that it will be impossible, commercially impracticable, or uneconomical for Seller to produce the coal required hereunder, Seller shall so notify Buyer. Thereupon, Buyer and Seller shall promptly consider whether corrective actions can be taken in the mining and preparation of the coal at Seller’s mine. If in Seller’s sole judgment any such actions will not, without unreasonable expense to Seller, make it possible, commercially impracticable or uneconomical for Seller to sell the coal which would be delivered hereunder without violating any applicable law, regulation, policy or order, Seller shall have the right, upon the later of sixty (60) days notice to Buyer of the effective date of such restriction, to terminate this Agreement without further obligation hereunder on the part of either party except for obligations incurred prior to the time of such termination.

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§10.3 Limitation on Environmental Force Majeure. Notwithstanding anything to the contrary set forth in §10.2 above, a delay or other failure, based solely on Seller’s negligence, in the issuing of one or more permits (that are necessary on the date hereof pursuant to an existing environmental law, regulation, policy and/or restriction to commence operations with respect to an Coal Properties) shall not be the basis, in whole or in part, of any claim by Seller under §10.2, whether such delay or failure relates to the reinterpretation of existing environmental laws, regulations, policies and/or restrictions, to a change in the interpretation, or to the enforcement thereof: provided however, this §10.3 shall not apply with respect to delays or other failures in the issuing of one or more necessary permits to the extent such permits are new permits required pursuant to a change in existing or a future environmental law, regulation, restriction or policy (or a change in the enforcement or interpretation therof) adapted after the date of execution of this Agreement with respect to Coal Properties or other Armstrong facilities then being utilized to provide coal hereunder.

SECTION 11. NOTICES.

§11.1 Form and Place of Notice. Any official notice, request for approval or other document required to be given under this Agreement shall be in writing, unless otherwise provided herein, and shall be deemed to have been sufficiently given when delivered in person, transmitted by facsimile or other electronic media, delivered to an established mail service for

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same day or overnight delivery, or dispatched in the United States mail, postage prepaid, for mailing by first class, certified, or registered mail, return receipt requested, and addressed as follows:

If to Buyer:	Louisville Gas and Electric Company/Kentucky Utilities Company
220 West Main Street
Louisville, Kentucky 40202
Attn.: Director Corporate Fuels and By Products

If to Seller:	Armstrong Coal Company, Inc
407 Brown Road
Madisonville, Kentucky 42431
Attn: Mr. David Cobb

With Required Copies to:

Adam Anderson, Director Marketing/Sales
Armstrong Coal Company, Inc
7733 Forsyth Boulevard – Suite 1625
St. Louis, Missouri 63105

And:

Mason L. Miller
Miller Wells, PLLC
300 East Main Street, Ste. 360
Lexington, Kentucky 40507

Notice will be deemed received when actually received by the addressee.

§11.2 Change of Person or Address. Either party may change the person or address specified above upon giving written notice to the other party of such change.

§11.3 Electronic Data Transmittal. Seller hereby agrees, at Seller’s cost, to electronically transmit shipping notices and/or other data to Buyer in a format acceptable to and established by Buyer upon Buyer’s request. Buyer shall provide Seller with the appropriate format and will inform Seller as to the electronic data requirements at the appropriate time.

ARMSTRONG COAL COMPANY, INC.

LG&E/KU Contract No. J14004

SECTION 12. INDEMNITY AND INSURANCE

§12.1 Indemnity. Seller agrees to indemnify and save harmless Buyer, its officers, directors, employees and representatives from any responsibility or liability for any and all third party claims, demands, costs, charges, losses, legal actions for personal injuries, property damage or pollution (including reasonable inside and outside attorney’s fees) (collectively “Claims”) accruing prior to the delivery of the coal to Buyer. Seller’s indemnity shall include but not be limited to Claims: (i) relating to the trucks, barges or railcars provided by Buyer or Buyer’s contractor while such trucks, barges or railcars are in the care and custody of the loading dock or loading facility, (ii) due to any failure of Seller to comply with laws, regulations or ordinances related to Seller’s production of coal and its performance under this Agreement, or (iii) due to the acts or omissions of Seller in the performance of this Agreement.

Buyer agrees to indemnify and save harmless Seller, its officers, directors, employees and representatives from any responsibility or liability for any and all third party claims, demands, costs, charges, losses, legal actions for personal injuries, property damage or pollution (including reasonable inside and outside attorney’s fees) (collectively “Claims”) accruing or resulting from occurrences subsequent to the delivery of the coal to Buyer. Buyer’s indemnity shall include but not be limited to claims (i) due to any failure of Buyer to comply with laws, regulations or ordinances related to Buyer’s performance under the Agreement, or (ii) due to the negligence of

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LG&E/KU Contract No. J14004

any representatives, agents or employees of Buyer who inspect the Coal Properties; or (iii) due to the acts or omissions of Buyer in the performance of this Agreement; and (iv) relating to the trucks, barges or railcars actually provided by Buyer or Buyer’s contractor during the period after title and risk of loss has passed to Buyer.

§12.2 Insurance. In addition to any indemnity obligations, and not in lieu thereof, Seller shall carry insurance coverage with minimum limits as follows:

(1) Commercial General Liability, including Completed Operations and Contractual Liability, $5,000,000 single limit liability.

(2) Automobile General Liability, $1,000,000 single limit liability.

(3) Employer’s Liability, $1,000,000 single limit liability

(4) In addition, Seller shall carry excess liability insurance covering the foregoing perils in the amount of $9,000,000 for any one occurrence.

(5) Workers’ Compensation and Employer’s Liability (including U.S. Longshore and harbor workers’ coverage) with statutory limits.

(6) Landing Owners’s/Stevedores/Wharfinger’s Liability insurance coverage in the amount of not less than $300,000 and total basic coverage and excess liability coverage of not less than $1,000,000.

If any of the above policies are written on an occurrence basis, then the retroactive date of the policy or policies will be no later than the effective date of this Agreement. Certificates of Insurance satisfactory in form to the Buyer and signed by the Seller’s insurer shall be supplied by the Seller when requested by the Buyer evidencing that the above insurance is in force.

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LG&E/KU Contract No. J14004

Notwithstanding the above, Seller shall provide not less than thirty (30) calendar days written notice to the Buyer prior to any cancellation or material reduction in coverage under the policies. The Seller shall cause its insurer to waive all subrogation rights against the Buyer respecting all losses or claims arising from performance hereunder. Evidence of such waiver satisfactory in form and substance to the Buyer shall be exhibited in the Certificate of Insurance mentioned above. Seller’s liability shall not be limited to its insurance coverage.

SECTION 13. TERMINATION FOR DEFAULT.

Subject to the provisions of §6.4, if either party hereto commits a material breach of any of its obligations under this Agreement at any time, including, but not limited to, a breach of a representation and warranty set forth herein, then the other party may give written notice describing such breach (“Notice of Default”). If such material breach is not curable or the breaching party fails to cure such material breach within thirty (30) days following receipt of the Notice of Default then, at the option of the non-breaching party, this Agreement shall terminate, in addition to all the other rights and remedies available to the non-breaching party under this Agreement and at law and in equity.

SECTION 14. TAXES, DUTIES AND FEES.

Seller shall pay when due, and the price set forth in Section 8 of this Agreement shall be inclusive of, all taxes, duties, fees, royalties and other assessments of whatever nature imposed by governmental authorities with respect to the transactions contemplated under this Agreement.

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LG&E/KU Contract No. J14004

SECTION 15. DOCUMENTATION AND RIGHT OF AUDIT.

Seller shall maintain all records and accounts pertaining to payments, quantities, quality analyses, and source for all coal supplied under this Agreement for a period lasting through the term of this Agreement and for two (2) years thereafter. Buyer shall have the right at no additional expense to Buyer to audit, copy and inspect such records and accounts at any reasonable time upon reasonable notice during the term of this Agreement and for two (2) years thereafter, and Seller shall cooperate at no additional cost to Buyer. Buyer shall be responsible for all costs associated with travel by Buyer or Buyer’s auditor.

SECTION 16. EQUAL EMPLOYMENT OPPORTUNITY. To the extent applicable, Seller shall comply with all of the following provisions which are incorporated herein by reference: Equal Opportunity regulations set forth in 41 CFR § 60-1.4(a) and (c) prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex, or national origin; Vietnam Era Veterans Readjustment Assistance Act regulations set forth in 41 CFR § 50-250.4 relating to the employment and advancement of disabled veterans and veterans of the Vietnam Era; Rehabilitation Act regulations set forth in 41 CFR § 60-741.4 relating to the employment and advancement of qualified disabled employees and applicants for employment; the clause known as “Utilization of Small Business Concerns and Small Business Concerns Owned and Controlled by Socially and Economically Disadvantaged Individuals” set forth in 15 USC § 637(d)(3); and subcontracting plan requirements set forth in 15 USC § 637(d).

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LG&E/KU Contract No. J14004

SECTION 17. COAL PROPERTIES INSPECTIONS. Buyer and its representatives, and others as may be required by applicable laws, ordinances and regulations in connection with Buyer (“Visitors”) shall have the right at all reasonable times and at their own expense to inspect the Coal Properties, including the loading facilities, scales, sampling system(s), wash plant facilities, and mining equipment (collectively “Facilities”) for conformance with this Agreement. Seller shall cooperate with such inspections at no additional cost to Buyer. Seller shall undertake reasonable care and precautions to prevent personal injuries to any Visitors who inspect the Coal Properties or the Facilities. All Visitors shall make every reasonable effort to comply with Seller’s regulations and rules regarding conduct on the work site (to the extent they are made known to Visitors prior to entry), as well as safety measures mandated by state or federal rules, regulations and laws. Buyer understands that coal mines and related facilities are inherently high-risk environments. Buyer’s inspection (or failure to inspect) the Coal Properties or Facilities or to object to defects therein at the time Buyer of any such inspection shall not relieve Seller of any of its responsibilities nor be deemed to be a waiver of any of Buyer’s rights hereunder.

SECTION 18. MISCELLANEOUS.

§18.1 Applicable Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Kentucky without regard to any conflicts of laws that would result in the application of the laws of any other jurisdiction, and all questions of performance of obligations hereunder shall be determined in accordance with such laws.

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LG&E/KU Contract No. J14004

§18.2 Headings. The paragraph headings appearing in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

§18.3 Waiver. The failure of either party to insist on strict performance of any provision of this Agreement, or to take advantage of any rights hereunder, shall not be construed as a waiver of such provision or right.

§18.4 Remedies Cumulative. Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided under this Agreement or by law or in equity.

§18.5 Severability. If any provision of this Agreement is found contrary to law or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms, unless such unlawful or unenforceable provision is material to the transactions contemplated hereby, in which case the parties shall negotiate in good faith a substitute provision.

§18.6 Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their successors and assigns.

§18.7 Relationship of the Parties. Seller agrees that it is not and will not hold itself out as a partner, joint venture, employee, agent or representative of Buyer. Nothing herein contained shall be construed as creating a single enterprise, joint venture, agency, partnership, joint employer, owner-contractor, or lessor-lessee relationship between Buyer and Seller or between Buyer and Producer.

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§18.8 Joint and Several Liability. LG&E and KU shall be severally but not jointly liable for obligations of Buyer hereunder, and shall be liable only for such obligations that pertain to a particular party constituting Buyer.

§18.9 Limitation of Remedies. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, AND EXCEPT TO THE EXTENT A CLAIM, DEMAND, LOSS, OR LEGAL ACTION (“CLAIM”) BROUGHT BY A THIRD PARTY INCLUDES ONE OR MORE SUCH ITEMS FOR WHICH THERE IS AN INDEMNITY OBLIGATION UNDER THIS AGREEMENT WITH RESPECT TO SUCH CLAIM, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, PUNITIVE, EXEMPLARY, SPECIAL OR INDIRECT DAMAGES, LOST REVENUES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, SELLER EXPRESSLY NEGATES ANY OTHER REPRESENTATION, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

§18.10 Forward Contract. The parties agree that the transactions for the sale and purchase of coal hereunder are and shall constitute “forward contracts,” and that the parties hereto are and shall be considered “forward contract merchants” within the meaning of the United States Bankruptcy Code.

§18.11 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of the executed signature pages by facsimile transaction will constitute effective and binding execution and delivery of this Agreement.

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LG&E/KU Contract No. J14004

§18.12 Assignment.

A. Seller shall not, without Buyer’s prior written consent, which may be withheld in Buyer’s sole discretion, make any assignment or transfer of this Agreement, by operation of law or otherwise, including without limitation any assignment, encumbrance or transfer as security for any obligation, and shall not assign or transfer the performance of or right or duty to perform any obligation of Seller hereunder; provided, however, that Seller may assign the right to receive payments for coal directly from Buyer to a lender as part of any accounts receivable financing or other credit arrangement which Seller may have now or at any time during the term of this Agreement.

B. Buyer shall not, without Seller’s prior written consent, which may not be unreasonably withheld, assign this Agreement or any right or duty to perform any obligation of Buyer hereunder; except that, without such consent, Buyer may assign this Agreement in connection with a transfer by Buyer of all or a part interest in the generating station comprising the Delivery Point, or as part of a merger or consolidation involving Buyer.

C. In the event of an assignment or transfer contrary to the provisions of this section, the non-assigning party may terminate this Agreement immediately.

§18.13 Entire Agreement. This Agreement contains the entire agreement between the parties as to the subject matter hereof, and there are no representations, understandings or agreements, oral or written, which are not included herein.

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LG&E/KU Contract No. J14004

§18.14 Amendments. Except as otherwise provided herein, this Agreement may not be amended, supplemented or otherwise modified except by written instrument signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, intending it to be binding as of the date(s) indicated below and to be performed as set out herein.

BUYER:		SELLER:
LOUISVILLE GAS AND ELECTRIC		ARMSTRONG COAL COMPANY, INC.
COMPANY

By:		By:

Title:	VP, Energy Supply & Analysis	Title:	President

Date:	12-12-12	Date:	12/10/12

KENTUCKY UTILITIES COMPANY

By:

Title:	VP, Energy Supply & Analysis

Date:	12-12-12

ARMSTRONG COAL COMPANY, INC.

LG&E/KU Contract No. J14004

SCHEDULE I

SAMPLE COAL PAYMENT CALCULATIONS

For contracts supplied from multiple “origins”, each “origin will be calculated individually.

	Section I	Base Data
1)	Base Or Adjusted Base F.O.B. price per ton:		$44.25 /ton

1a)	Tons of coal delivered:		tons

2)	Guaranteed average heat content:		11,000 BTU/LB.

2a)	As received monthly avg. heat content:		BTU/LB.

2b)	Total BTU’s unloaded in the month		Millions of BTU’s

3)	Guaranteed monthly avg. max. sulfur		3.00 LBS./MMBTU

3a)	As received monthly avg. sulfur		LBS./MMBTU

4)	Guaranteed monthly avg. ash		11.82 LBS./MMBTU

4a)	As received monthly avg. ash		LBS./MMBTU

5)	Guaranteed monthly avg. max. moisture		12.73 LBS./MMBTU

5a)	As received monthly avg. moisture		LBS./MMBTU

6)	BTU True Up: {[(line 2a – line 2)] ÷ line 2} x line 1		Dollars /Ton

6a)	BTU True Up Dollars (line 6 x line 1a)		Dollars

	Section II	Discounts
7)	Assign a (-) to all discounts (round to (5) decimal places) BTU/LB.: If line 2a < line 2, then: {1 – {(line 2a) / (line 2)} * $0.2604/MMBTU {1 - ( )/( )} * $0.2604 =	$	/MMBTU

7a)	SULFUR: If line 3a is greater than line 3 [ (line 3a) - (line 3) ] * 0.1232/lb. Sulfur [( ) - ( )] * 0.1232 =	$	/MMBTU

7b)	ASH: If line 4a is greater than line 4 [ (line 4a) - (line 4) ] * 0.0083/MMBTU [( ) - ( )] * 0.0083 =	$	/MMBTU

7c)	MOISTURE: If line 5a is greater than line 5 [ (line 5a) - (line 5) ] * 0.0016/MMBTU [( ) - ( ) ] * 0.0016 =	$	/MMBTU

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LG&E/KU Contract No. J14004

	Section III	Total Price Adjustments

Determine total Discounts as follows:

8)	BTU/Lb Discount Dollars (line 7 x line 2b)	$	Dollars

9)	Sulfur Discount Dollars (line 7a x line 2b)	$	Dollars

10)	Ash Discount Dollars (line 7b x line 2b)	$	Dollars

11)	Moisture Discount Dollars (line 7c x line 2b)	$	Dollars

11)	Total Discount Dollars: Sum of lines 8 thru 11:	$	Dollars

Total Coal Payment Calculation

13)	Total coal payment for month:
	[(line 1 x line 1a) + line 6] – line 12	$	Dollars

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LG&E/KU Contract No. J14004

Schedule II

Sample Diesel Fuel Price Adjustment Calculation

January 1, 2014 Diesel Fuel Price Calculation

2012 Contract Price:		$44.25 Per Ton
Less:		$11.00 Diesel Fuel Component
$33.25 Mine Price Per Ton

	$11.00	Diesel Fuel Component
Times:	AF	Adjustment Factor (See Below)
	$Y.YY	Adjusted Diesel Fuel Component

	$33.25	Mine Price Per Ton
Plus:	$Y.YY	Adjusted Diesel Fuel Component
	$P.PP	Adjusted Base Price FOB / ton

Sample Adjustment Factor Calculation:

For January 1, 2014 Adjustment

PPI-Commodities - #2 Diesel Fuel #WPU057303

Sept’11	Sept Index
Oct’11	Oct Index
Nov’11	Nov Index

Average (a)

June/July/August 2012/PPI – Commodities - #2 Diesel Fuel #WPU057303

June ‘12	295.4
July ‘12	297.4
August ‘12	323.3
Average	305.4	(b)

Adjustment Factor AF = (a) ÷ (b)

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LG&E/KU Contract No. J14004

EXHIBIT I

“Coal Properties” means the following seams and mines owned by Seller

Mine Name	County	Type of Operation	Seams

Big Run	Ohio	Underground	#9

West Fork	Ohio	Surface	#9, #11, #12, #13

Parkway	Muhlenberg	Underground	#9

Equality Boot	Ohio	Surface	#11, #12, #13, #14

Ken-Barton	Ohio	Surface	#9, #11, #12, #13

East Fork	Ohio	Surface	#14

Lewis Creek	Ohio	Surface/Underground	#9, #14

Midway	Ohio	Surface	#13

Sunnyside	Muhlenberg	Surface	#11, #12, #14

Jacobs Creek	Muhlenberg	Surface	#9, #11, #12, #13

Vogue/Earles	Muhlenberg	Surface	#9, #11, #12, #14

Game Preserve	Muhlenberg	Surface	#9

Kronos	Ohio	Underground	#9

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EXHIBIT II

This Guaranty (the “Guaranty”) is made by Armstrong Energy, Inc. (the “Guarantor”), a Delaware limited liability company, in favor of Louisville Gas and Electric Company and Kentucky Utilities Company (collectively the “Beneficiary”) in consideration of the Beneficiary entering into agreement(s) with Armstrong Coal Company, Inc. (the “Counterparty”).

1.	Guaranty: Guarantor does hereby unconditionally and absolutely guarantee to Beneficiary the full and faithful (i) payment by Counterparty of any amounts due to the Beneficiary under and pursuant to that certain Coal Supply Agreement dated on or about January 1, 2013 and any amendments thereto, (the “Agreement”) to be entered into from time to time by the Counterparty with Beneficiary related to the purchase, sale and/or exchange of coal and (ii) performance of all obligations of Counterparty now existing or hereafter arising under the Agreement, including obligations that would exist under the Agreement but for operation of any applicable provision of Title 11 (bankruptcy) of the United States Code or similar laws affecting creditor rights, or under applicable law or by agreement of Counterparty (the payment and performance obligations described in clauses (i) and (ii) above are referred to herein collectively as the “Guaranteed Obligations”) Notwithstanding anything herein to the contrary, Guarantor shall have no performance obligation to sell, deliver, supply or transport coal or any other commodity under the Agreement from any property other than the Coal Property.

This Guaranty shall replace, supercede and render null and void any existing guaranties currently in force with respect to the Agreement.

2.

Guaranty Absolute: The Guarantor guarantees that the Guaranteed Obligations will be paid or performed strictly in accordance with the terms of the Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Beneficiary with respect thereto. The obligations of the Guarantor under this Guaranty are independent of, but related to, the Counterparty’s obligations under the Agreement and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against one or more of the parties constituting Counterparty or whether one or more of the parties constituting Counterparty is joined in any such action or actions. The liability of the Guarantor

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under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of the Agreement or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations under the Agreement, any modification, extension or waiver of any of the terms of the Agreement, or any other amendment or waiver of or any consent to departure from any term of the Agreement;

(c) any taking, exchange, release or non-perfection or the taking or failure to take any other action with respect to any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any requirement that Beneficiary proceed against one or more of the parties constituting Counterparty, any other person or entity, any collateral or any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations;

(e) any change, restructuring or termination of the corporate structure or existence of one or more of the parties constituting Counterparty or any of its Subsidiaries;

(f) any lack or failure of notice or any failure of Beneficiary to disclose to one or more of the parties constituting Counterparty or the Guarantor any information relating to the financial condition, operations, properties or prospects of one or more of the parties constituting Counterparty or the Guarantor, or relating to the Agreement, as the case may be, now or in the future known to Beneficiary (the Guarantor waiving any duty on the part of Beneficiary to disclose such information); or

(g) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by Beneficiary that might otherwise constitute a defense available to, or a discharge of, one or more of the parties constituting Counterparty, the Guarantor or any other guarantor or surety.

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Notwithstanding any provision to the contrary contained herein, Guarantor’s liability hereunder shall be and is specifically limited as expressly set forth in Section 1 above, and, except to the extent specifically provided in the Agreement, in no event shall Guarantor be subject hereunder to consequential, exemplary, equitable, loss of profits, punitive, tort, or any other damages, costs, or attorney’s fees.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Beneficiary or any other Person upon the insolvency, bankruptcy or reorganization of one or more of the parties constituting Counterparty or the Guarantor or otherwise, all as though such payments had not been made. The obligations of the Guarantor under this Guaranty shall at all times rank at least pari passu in right of payment with all other unsecured and unsubordinated indebtedness (actual or contingent) of the Guarantor, except as may be required by law. This Guaranty shall continue to be effective if one or more of the parties constituting Counterparty merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist.

This Guaranty is a continuing guaranty of the payment (and not of collection) and of the performance by each of the parties constituting Counterparty of its obligations under the Agreement. In no event shall Guarantor’s liability to Beneficiary exceed Counterparty’s liability under the Agreement, notwithstanding the effect of the insolvency, bankruptcy or reorganization of Counterparty. The Guarantor agrees that its obligations under this Guaranty shall not be impaired, modified, changed, released or limited in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of one or more parties constituting Counterparty (or the estate in bankruptcy of one or more parties constituting Counterparty) resulting from the operation of any present or future provision of the federal bankruptcy law or other similar statute.

3.

Waivers and Acknowledgments: The Guarantor hereby waives presentment, protest, acceleration, dishonor, promptness, diligence, filing of claims with a court in the event of insolvency or bankruptcy of the one or more parties constituting Counterparty, notice of acceptance of this Guaranty and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that Beneficiary protect, secure, perfect or insure any lien or any property subject thereto or exhaust any right or take any action against one or more

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of the parties constituting Counterparty or any other Person or entity, or any collateral. The Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

No delay of Beneficiary in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights or a release of Guarantor from any obligations hereunder nor shall any single or partial exercise by Beneficiary of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to Beneficiary or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Beneficiary from time to time.

4.	Expenses: Guarantor agrees to pay on demand any and all out-of-pocket costs, including reasonable legal fees and expenses, and other expenses incurred by Beneficiary Counterparty in enforcing Guarantor’s obligations under this Guaranty.

5.

Subrogation: The Guarantor will not exercise any right that it may now or hereafter acquire against Counterparty that arise from the existence, payment, performance or enforcement of the Guarantor’s Obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Beneficiary against Counterparty or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Counterparty, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the obligations of Counterparty under the Agreement and all other amounts payable under this Guaranty shall have been performed or paid in full in cash (and not subject to disgorgement in bankruptcy or otherwise). If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, the Guarantor shall hold such amount as agent for the benefit of Beneficiary, which amount shall forthwith be paid to Beneficiary to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Guarantor shall make payment to Beneficiary of all or any part of the Guaranteed Obligations and (ii) all of the Guaranteed

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Obligations and all other amounts payable under this Guaranty shall be paid in full in cash, Beneficiary will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty by Beneficiary, of all of Beneficiary’s rights and benefits under the Agreement. In the event Guarantor performs part or all of Counterparty’s obligations, Guarantor shall be entitled to Counterparty’s rights and benefits under the Agreement and shall be subrogated to Counterparty’s rights to Beneficiary with respect to such of Counterparty’s obligations so performed by Guarantor.

6.	Reservation of Defenses: Guarantor agrees that except as expressly set forth herein, it will remain bound upon this Guarantee notwithstanding any defenses which, pursuant to the laws of suretyship, would otherwise relieve a guarantor of its obligations under a guaranty. Guarantor does reserve the right to assert defenses which Counterparty may have to payment of any Guaranteed Obligation other than defenses arising from the bankruptcy or insolvency of Counterparty and other defenses expressly waived hereby.

7.	Notices: All demands, notices and other communications provided for hereunder shall, unless otherwise specifically provided herein, (a) be in writing addressed to the party receiving the notice at the address set forth below or at such other address as may be designated by written notice, from time to time, to the other party, and (b) be effective upon receipt, when mailed by U.S. mail, registered or certified, return receipt requested, postage prepaid, or personally delivered. Notices shall be sent to the following addresses:

If to Guarantor:

[i]                Armstrong Energy, Inc.

Attn: Mr. Martin D. Wilson

7733 Forsyth Boulevard, Suite 1625

St. Louis, Missouri 63105

Phone: 314-721-8202; Fax: 314-721-8211

With Copy To:

Mason L. Miller

Miller + Wells, PLLC

300 East Main Street, Ste. 360

Lexington, Kentucky 40507

Phone: 859-281-0077; Fax: 859-281-00749

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LG&E/KU Contract No. J14004

If to Beneficiary:

Louisville Gas and Electric Company

220 West Main Street

Louisville, Kentucky 40202

Attn: Director Corporate Fuels and By-Products

Phone: 502-627-2774; Fax: 502-627-3243

Kentucky Utilities Company

220 West Main Street

Louisville, Kentucky 40202

Attn: Director Corporate Fuels and By-Products

Phone: 502-627-2774; Fax: 502-627-3243

8.	Demand and Payment: Any demand by Beneficiary for performance or payment hereunder shall be in writing, signed by a duly authorized officer of Beneficiary and delivered to the Guarantor pursuant to Section 7 hereof, and shall (a) reference this Guaranty, (b) specifically identify Beneficiary, the Guaranteed Obligations to be performed or paid and the amount of such Guaranteed Obligations and (c) if applicable, set forth payment instructions. There are no other requirements of notice, presentment or demand. Guarantor shall perform or pay, or cause to be performed or paid, such Guaranteed Obligations within thirty (30) business days of receipt of such demand.

9.	Representations and Warranties of Guarantor: Guarantor represents and warrants that:

(a) it is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has the power and authority to execute, deliver and carry out the terms and provisions of the Guaranty;

(b) no authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of Guarantor for the execution and delivery of this Guaranty; and

(c) this Guaranty constitutes a valid and legally binding Agreement of Guarantor, except as the enforceability of this Guaranty may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws effecting creditors’ rights generally and by general principles of equity.

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LG&E/KU Contract No. J14004

10.	Miscellaneous:

Default. Guarantor represents and warrants that to its best information, knowledge and belief, no default(s) of the Agreement are known to exist as of the date of this Guaranty. In the event Counterparty defaults in the performance of any Guaranteed Obligations under the Agreement, Beneficiary shall give written notice to Guarantor. Promptly thereafter, Guarantor shall perform or cause to be performed such obligation of Counterparty as required by the Agreement.

Assignment. The Guarantor shall not assign this Guaranty without the express written consent of the Beneficiary and any purported assignment absent such consent is void. The Beneficiary shall be entitled to assign its rights under this Agreement in its sole discretion.

Severability. If any provision or portion of a provision of this Agreement is declared void and/or unenforceable, such provision or portion shall be deemed severed from this Agreement which shall otherwise remain in full force and effect.

Amendments. No amendment of this Guaranty shall be effective unless in writing and signed by Guarantor, Counterparty and Beneficiary. No waiver of any provision of this Guaranty nor consent to any departure by Guarantor therefrom shall in any event be effective unless such waiver or consent shall be in writing and signed by Beneficiary. Any such waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

Successors and Assigns. This Guaranty shall be binding upon Guarantor, its successors and permitted assigns and inure to the benefit of and be enforceable by Beneficiary, its successors and assigns.

Prior Agreements. The Guaranty embodies the entire agreement and understanding between Guarantor and Beneficiary and supercedes all prior agreements and understandings relating to the subject matter hereof.

Headings. The headings in this Guaranty are for purposes of reference only, and shall not effect the meaning hereof.

11.	Limitation by Law: All rights, remedies and powers provided in this Guaranty may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Guaranty are intended to be subject to all applicable mandatory provisions of law that may be controlling and to unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

ARMSTRONG COAL COMPANY, INC.

LG&E/KU Contract No. J14004

12.	Governing Law: This Guaranty shall in all respects be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officer effective as of this 10th day of December, 2012 (“Effective Date”).

Guarantor:	ARMSTRONG ENERGY, INC.

By:

	Name:	Martin D. Wilson

	Title:	President